LETTER AGREEMENT

AMG Chicago Equity Partners Balanced Fund

Subadvisory Agreement

October 1, 2016

Chicago Equity Partners, LLC

180 North LaSalle Street, Ste. 3800

Chicago, Illinois 60601

Attn: Compliance

Re:	Subadvisory Agreement between AMG Funds LLC (formerly Managers Investment Group LLC) (the “Adviser”) and Chicago
Equity Partners, LLC (the “Subadvisor”), dated as of February 26, 2007, and as amended from time to time (the “Subadvisory
Agreement”)

Ladies and Gentlemen:

Pursuant to Section 8 of the Subadvisory Agreement, the Adviser hereby notifies you that Schedule A to the Subadvisory Agreement is amended, effective as of the date hereof, to reflect a revised subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Adviser and the Subadvisor with respect to AMG Chicago Equity Partners Balanced Fund (formerly Managers AMG Chicago Equity Partners Balanced Fund), a series of AMG Funds II (formerly Managers Trust II) (the “Trust”). Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee that the Adviser will pay the Subadvisor pursuant to Section 3 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Chicago Equity Partners, LLC

By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED TO WITH RESPECT TO THE TRUST’S

OBLIGATIONS UNDER THE SUBADVISORY AGREEMENT

AMG Funds II

By:
Name:
Title:
Date:

Appendix A

AMENDED AND RESTATED

SCHEDULE A

AMG Chicago Equity Partners Balanced Fund

The Adviser shall pay to the Subadvisor an annual gross investment Subadvisory fee equal to [ ]% per annum of the average daily net assets of AMG Chicago Equity Partners Balanced Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

The Subadvisor may voluntarily waive all or a portion of the Subadvisory fee payable from time to time hereunder. The Adviser agrees that, during any period in which the Subadvisor has voluntarily waived all or a portion of the Subadvisory fee hereunder, if requested by the Subadvisor, the Adviser will waive an equal amount (or such lesser amount as the Subadvisor may request) of the advisory fee payable by the Trust to the Adviser with respect to AMG Chicago Equity Partners Balanced Fund under the Advisory Agreement.

The Subadvisor agrees that, during any period in which the Adviser has waived all or a portion of the advisory fee payable by the Trust to the Adviser under the Advisory Agreement with respect to AMG Chicago Equity Partners Balanced Fund, if requested by the Adviser, the Subadvisor will waive a pro rata share (or such lesser share as the Adviser may request) of the Subadvisory fee payable hereunder with respect to AMG Chicago Equity Partners Balanced Fund, such that the amount waived by the Subadvisor shall bear the same ratio to the total amount of the subadvisory fees payable hereunder with respect to AMG Chicago Equity Partners Balanced Fund as the amount waived by the Adviser bears to all fees payable to the Adviser under the Advisory Agreement with respect to AMG Chicago Equity Partners Balanced Fund.

The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to AMG Chicago Equity Partners Balanced Fund hereunder, the Adviser shall pay the Subadvisor all amounts previously waived by the Subadvisor with respect to AMG Chicago Equity Partners Balanced Fund to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Advisory Agreement, it being further agreed that, with respect to any such amounts subsequently paid by the Trust to the Adviser, the amount to be paid by the Adviser to the Subadvisor shall bear the same ratio to the total amount paid by the Trust as the total amount previously waived by the Subadvisor bears to the total amount of the fees previously waived by the Adviser under the Advisory Agreement with respect to AMG Chicago Equity Partners Balanced Fund.

The Subadvisor agrees that, during any period in which the Adviser has agreed to pay or reimburse the Trust for expenses of AMG Chicago Equity Partners Balanced Fund, if requested by the Adviser, the Subadvisor shall pay or reimburse the Trust for the entire amount of all such expenses of AMG Chicago Equity Partners Balanced Fund (or such lesser amount as the Adviser may request). The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to AMG Chicago Equity Partners Balanced Fund hereunder, the Adviser shall pay the Subadvisor all amounts previously paid or reimbursed by the Subadvisor with respect to AMG Chicago Equity Partners Balanced Fund to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Advisory Agreement.